UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2021

REGEN BIOPHARMA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-191725

711 S. Carson Street, Suite 4, Carson City, Nevada, 89791

(Address of Principal Executive Offices)

(619) 722 5505

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

On April 23, 2021 Regen Biopharma, Inc. ( “Regen” ) issued 10,000 shares of Regen’s Nonconvertible Series NC Preferred Stock to David Koos as consideration for serving as an officer and director of Regen.

The Board of Directors of Regen have authorized 20,000 shares of the Nonconvertible Series NC Preferred Stock, par value $0.0001. With respect to each matter submitted to a vote of stockholders of Regen, each holder of Nonconvertible Series NC Preferred Stock shall be entitled to cast that number of votes which is equivalent to the number of shares of Series NC Preferred Stock owned by such holder times 500,000. Except as otherwise required by law holders of Common Stock, other series of Preferred issued by Regen, and Nonconvertible Series NC Preferred Stock shall vote as a single class on all matters submitted to the stockholders.

The holders of Nonconvertible Series NC Preferred Stock shall be entitled receive dividends, when, as and if declared by the Board of Directors in accordance with Nevada Law, in its discretion, from funds legally available therefore

On any voluntary or involuntary liquidation, dissolution or winding up of Regen, the holders of the Nonconvertible Series NC Preferred Stock shall receive, out of assets legally available for distribution to Regen’s stockholders, a ratable share in the assets of Regen.

There is no current public market for the Nonconvertible Series NC Preferred Stock.

Item 3.03 Material Modification to Rights of Security Holders.

The issuance of 10,000 shares of Nonconvertible Series NC Preferred Stock to David R. Koos on April 23, 2021 will adversely affect the voting power of holders of common stock and other series of preferred stock of Regen due to the disproportionately high voting rights granted to holders of the Nonconvertible Series NC Preferred Stock.

To the extent that the Nonconvertible Series NC Preferred Stock may have anti-takeover effects, Regen believes that the ability of Regen to issue shares with such voting power will encourage persons seeking to acquire Regen to negotiate directly with the Board of Directors enabling the Board of Directors to consider the proposed transaction in a manner that best serves the stockholders’ interests.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOPHARMA, INC.

Dated: April 26, 2021	By: /s/ David Koos
David Koos
Chief Executive Officer

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